Sticker dated November 16, 2009 to Prospectus dated August 11, 2009

The prospectus for Atlas Resources Public #18-2008 Program consists of this sticker, the prospectus dated August 11, 2009 and Cumulative Supplement No. 2 dated November 16, 2009.  The primary purpose of the supplement is to update the status of the offering, add a risk factor dealing with the possible replacement of some or all of the proposed wells to be drilled, update the “Management” section of the prospectus following the merger of  a subsidiary of Atlas America, Inc. into Atlas Energy Resources, LLC, provide a more detailed discussion of the managing general partner’s and its affiliates’ policy for apportioning their hedging agreements, and provide information concerning additional Marcellus Shale wells currently proposed to be drilled by the partnership.

This sticker and Cumulative Supplement No. 2 form a part of, and must be accompanied or preceded by, the prospectus.

Atlas Resources Public #18-2008 Program

Cumulative Supplement No. 2
to the
Prospectus dated August 11, 2009

November 16, 2009

This supplement forms a part of, and must be accompanied or preceded by, the prospectus.  You should carefully review the prospectus and this supplement before subscribing for units.

The primary purpose of this supplement is to:

•	update the status of the offering;

•	add a risk factor dealing with the possible replacement of some or all of the proposed wells to be drilled;

•	update the “Management” section of the prospectus following the merger of a subsidiary of Atlas America, Inc. into Atlas Energy Resources, LLC;

•	provide a more detailed discussion of the managing general partner’s and its affiliates’ policy for apportioning their hedging agreements; and

•	provide information concerning additional Marcellus Shale wells currently proposed to be drilled by the partnership

Suitability Standards.  It is the obligation of the managing general partner (the “sponsor”) and the persons selling the units to make every reasonable effort to assure that the units are suitable for you based on your investment objectives and financial situation, regardless of your income or net worth.  See “Suitability Standards” in the prospectus.

Status of the Offering.  The program is currently offering units in Atlas Resources Public #18-2009(C) L.P. (the “partnership”).  As of September 17, 2009, the partnership had received subscriptions of $2,005,300.00 from 65 investors, all of whom were investor general partners.  These subscriptions satisfied the partnership’s minimum offering proceeds of $2,000,000 and were sufficient to break escrow and begin its drilling operations.

Drilling Activities as of November 3, 2009.  As of November 3, 2009, the partnership had begun drilling:

•	three horizontal wells and 30 vertical wells in the Marcellus Shale primary area;

•	five horizontal wells in the New Albany Shale (Indiana) primary area;

•	one horizontal well in the north central Tennessee secondary area; and

•	one horizontal well and six vertical wells in the Antrim Shale (Michigan) secondary area.

Two of the vertical wells in the Marcellus Shale primary area and two of the horizontal wells in the New Albany Shale (Indiana) primary area have been completed as productive, but have been producing for only a short period of time, and drilling operations are continuing on the other wells.  Also, 11 of the 30 vertical wells in the Marcellus Shale primary area were being drilled pursuant to a joint venture between the partnership and the second partnership to be offered in this program, Atlas Resources Public #18-2009(B) L.P., which had its final closing on June 26, 2009.

Risk Factor.  During the course of 2009, the spot market price of natural gas decreased to its lowest level since September 2002.  In this regard, whether a proposed well is drilled depends on the managing general partner’s analysis of many factors, including the current spot market price of natural gas, the price of natural gas on the futures market, the hedges that affiliates of the managing general partner have entered into with respect to the future price of natural gas, the anticipated cost to drill the well and the expected volume of production of natural gas from the well.  With respect to the proposed prospects to be drilled, the managing general partner generally places more emphasis on the anticipated future market price of natural gas since significant production of natural gas from the wells that the partnership will drill will not begin until the first quarter of 2010.  There is a risk that the managing general partner may not be able to correctly analyze the factors set forth above, but the managing general partner believes that if the price of natural gas on the futures market declines over the partnership’s scheduled drilling period, then some or all of the wells specified in Appendix A in the prospectus may be uneconomical to drill.  Thus, some or all of the wells specified in Appendix A may not be drilled by the partnership, and the specified wells that are drilled, if any, may become uneconomical to operate in the future.  See “Risk Factors – Risks Related to the Partnership’s Oil and Gas Operations – Partnership Distributions May be Reduced if There is a Decrease in the Price of Natural Gas and Oil” and Appendix A in the prospectus regarding the managing general partner’s ability to withdraw and substitute the prospects.

Proposed Activities – Sale of Natural Gas and Oil Production – Natural Gas Contracts.  The first full paragraph on page 98 of the prospectus has been revised to read as set forth in the paragraphs below.

Subject to the managing general partner’s and its affiliates’ interest in their natural gas contracts or pipelines and gathering systems, all benefits and liabilities from marketing and hedging or other relationships affecting the property of the managing general partner or its affiliates or the partnerships must be fairly and equitably apportioned according to the interests of each in the property.

In this regard, the benefits and liabilities of the hedging agreements are first allocated from time-to-time between the partnership and the other partnerships sponsored by the managing general partner and its affiliates, on the one hand, and the managing general partner and its affiliates (other than the partnerships), on the other hand, pro rata based on each party’s respective portion of the existing oil and natural gas reserves at the time the hedging agreements are executed.  This allocation may be further adjusted by the managing general partner, in its sole discretion, based on its subjective analysis of the hedging position of each party.  In addition, from time-to-time at the managing general partner’s discretion, the managing general partner may enter into hedging agreements for the purpose of designating these hedging agreements to specific existing oil and natural gas reserves of the managing general partner and its affiliates (other than the partnerships), on the one hand, and the partnership and the other partnerships sponsored by the managing general partner and its affiliates, on the other hand, subject to the hedging limitations contained in the ATN credit facility agreement.  See “Management’s Discussion and Analysis of Financial Condition, Results of Operations, Liquidity and Capital Resources” in the prospectus for a discussion of ATN’s credit facilities.

Thereafter, the resulting hedging agreement volumes that are allocated to the partnerships as a group are reallocated among the various partnerships based on each partnership’s respective current actual monthly production, consistent with past practice.

The partnership and the other partnerships sponsored by the managing general partner and its affiliates will be severally liable for their respective allocated share of the liabilities under the hedging agreements, but will not be jointly and severally liable for the entire amount of the liabilities under the hedging agreements.  Additionally, ATN will not be liable for any of those liabilities, or be entitled to any of those benefits, to the extent they are allocated to the partnership and the other partnerships sponsored by the managing general partner and its affiliates.  Also, the partnership may enter into its own agreements and financial instruments relating to hedging its natural gas and oil and the pledging of up to 100% of its assets and reserves in connection therewith.

2

Sales Material.  In addition to the other sales literature listed in the “Sales Materials” section of the prospectus, the managing general partner may use an article entitled “Complimenting a ROTH IRA Conversion with a Natural Gas Drilling Partnership.”

Management – Managing General Partner and Operator – Merger of Atlas Energy Resources, LLC With a Subsidiary of Atlas America, Inc.  On September 29, 2009 a subsidiary of Atlas America, Inc. (“Atlas America”) and Atlas Energy Resources, LLC (“ATN”) merged with ATN surviving as a wholly owned subsidiary of Atlas America.  As part of the merger, each outstanding ATN Class B common unit, other than ATN’s Class B common units owned by Atlas America and its subsidiaries and ATN Class B common units held in treasury, were cancelled and converted into the right to receive 1.16 shares of Atlas America’s common stock and ATN’s Class B common units were delisted from the New York Stock Exchange.  The merger was made with the approval of ATN’s lenders and a majority of ATN’s Class B common units and a majority of Atlas America’s common stock.  Also, Atlas America changed its name to “Atlas Energy, Inc.”, and its common stock continues to trade on NASDAQ under the symbol “ATLS.”

Atlas Energy, Inc.  As of November 9, 2009, the executive officers and directors of Atlas Energy, Inc. include the following:

NAME	AGE	POSITION
Edward E. Cohen	70	Chairman of the Board and Chief Executive Officer
Jonathan Z. Cohen	39	Vice Chairman of the Board
Richard D. Weber	46	President
Eugene N. Dubay	60	Executive Vice President
Freddie M. Kotek	53	Executive Vice President
Matthew A. Jones	48	Chief Financial Officer and Executive Vice President
Sean P. McGrath	38	Chief Accounting Officer
Carlton M. Arrendell	47	Director
Jessica K. Davis	33	Director
Donald W. Delson	58	Director
Mark C. Biderman	63	Director
Dennis A. Holtz	69	Director
Harmon S. Spolan	73	Director
Walter C. Jones	46	Director
Ellen F. Warren	53	Director
Bruce M. Wolf	61	Director

Biographical information for Messrs. Dubay and Biderman and Ms. Jackson is set forth below.  See “Management” in the prospectus for biographical information on Atlas Energy, Inc.’s other executive officers and directors.  Information for the other officers of Atlas Energy, Inc. who are not executive officers will be provided on request.

Eugene N. Dubay has been President and Chief Executive Officer of both Atlas Pipeline GP and Atlas Pipeline Mid-Continent, LLC since January 2009. Mr. Dubay has served as a member of the managing board of Atlas Pipeline GP since October 2008, where he served as an independent member until his appointment as President and Chief Executive Officer. Mr. Dubay has been the Chief Executive Officer and President of Atlas Pipeline Holdings GP since February 2009. Mr. Dubay was the Chief Operating Officer of Continental Energy Systems LLC (a successor to SEMCO Energy) since 2003. Mr. Dubay has also held positions with ONEOK, Inc. and Southern Union Company and has over 20 years experience in midstream assets and utilities operations, strategic acquisitions, regulatory affairs and finance. Mr. Dubay is a certified public accountant and a graduate of the U.S. Naval Academy.

Mark C. Biderman was Executive Vice President and Vice Chairman of National Financial Partners Corp., a publicly-traded financial services company, from September 2008 to December 2008.  Before that, from November 1999 to September 2008, he was National Financial’s Executive Vice President and Chief Financial Officer.  From May 1987 to October 1999, Mr. Biderman served as Managing Director and Head of the Financial Institutions Group at CIBC World Markets Group, an investment banking firm, and its predecessor, Oppenheimer & Co., Inc.  Mr. Biderman is a Chartered Financial Analyst.

3

Gayle P.W. Jackson has been President of Energy Global, Inc., a consulting firm which specializes in corporate development, diversification and government relations strategies for energy companies, since 2004. From 2001 to 2004, Ms. Jackson served as Managing Director of FE Clean Energy Group, a global private equity management firm that invests in energy companies and projects in Asia, Central and Eastern Europe and Latin America. From 1985 to 2001, Ms. Jackson was President of Gayle P.W. Jackson, Inc., a consulting firm that advised energy companies on corporate development and diversification strategies and also advised national and international governmental institutions on energy policy. Ms. Jackson served as Deputy Chairman of the Federal Reserve Bank of St. Louis in 2004-05 and was a member of the Federal Reserve Bank Board from 2000 to 2005. She is a member of the Board of Directors of Ameren Corporation, a publicly-traded public utility holding company, and of the Advisory Panel of Cleantech Private Equity, a London-based private equity buyout fund manager that invests in clean technology companies.  Ms. Jackson was a member of the managing board of Atlas Pipeline Partners GP from March 2005 until July 2009 when she was elected to the Atlas Energy, Inc. Board.

Atlas Energy Resources, LLC (“ATN).  As of November 9, 2009, the executive officers and directors for ATN include the following:

NAME	AGE	POSITION
Edward E. Cohen	70	Chairman of the Board and Chief Executive Officer
Jonathan Z. Cohen	39	Vice Chairman of the Board
Richard D. Weber	46	President, Chief Operating Officer and Director
Matthew A. Jones	48	Chief Financial Officer
Sean P. McGrath	38	Chief Accounting Officer

See “Management” in the prospectus for biographical information on the executive officers and directors of ATN.   Information on the other officers of ATN who are not executive officers will be provided on request.

Organizational Diagrams and Security Ownership of Beneficial Owners.  Set forth below is the organizational chart of Atlas Energy, Inc. and its subsidiaries after the ATN merger discussed above.  Also included is an updated organizational chart of Atlas Pipeline Partners after the sale of its Appalachian gathering system to Laurel Mountain.  See “Management – Organizational Diagrams and Security Ownership of Beneficial Owners” in the prospectus.

4

ORGANIZATIONAL DIAGRAM

*   See below for Laurel Mountain and its affiliates

5

ORGANIZATIONAL DIAGRAM OF ATLAS PIPELINE PARTNERS

Atlas Energy, Inc.
("ATLS")
(DE)
Atlas Pipeline Holdings GP, LLC
(DE)
64.4% LP
2.2% LP
100% Non-Economic GP Interest
Atlas Pipeline Holdings, L.P.
("AHD")
(DE)
8.0% LP
Atlas Pipeline Partners GP, LLC
(DE)
1.010% GP
3.2% LP
Atlas Pipeline Partners, L.P.
("APL")
(DE)
98.9899% LP
1.010% GP
Atlas Pipeline Operating Partnership, L.P.
(DE)
APL Laurel Mountain, LLC
(DE)
Williams Laurel Mountain, LLC
(DE)
Atlas Pipeline Mid-Continent, LLC
(DE)
Atlas Pipeline Tennessee, LLC
(PA)
49%
51%
Laurel Mountain Midstream, LLC
(DE)
Atlas Pipeline Ohio, LLC
(PA)
Laurel Mountain Midstream Operating, LLC
(DE)

6

Appendix B – Information Regarding Currently Proposed Prospects for Atlas Resources Public #18-2009(C) L.P. Attached to This Supplement.  In addition to Appendix A in the prospectus, this supplement includes “Appendix B – Information Regarding Additional Prospects Currently Proposed in the Marcellus Shale Primary Area for Atlas Resources Public #18-2009(C) L.P.”  Appendix B sets forth information concerning additional wells that the managing general partner has proposed to be drilled by the partnership and should be read in conjunction with Appendix A in the prospectus.

7

APPENDIX B

INFORMATION REGARDING ADDITIONAL
PROSPECTS CURRENTLY PROPOSED IN
THE MARCELLUS SHALE PRIMARY AREA
FOR
ATLAS RESOURCES PUBLIC #18-2009(C) L.P.

INFORMATION REGARDING ADDITIONAL PROSPECTS CURRENTLY PROPOSED

The managing general partner has absolute discretion in determining which prospects will be acquired to be drilled by the partnership.  However, set forth below is information relating to additional proposed prospects in the Marcellus Shale primary area and the wells to be drilled on those prospects by the partnership.  One vertical well generally will be drilled on each development prospect, and for purposes of this discussion the well and prospect are referred to together as the “well.”    Notwithstanding, a horizontal well may be drilled in one or more directions on the same prospect in the Marcellus Shale primary area on which a vertical well is also drilled.  The managing general partner does not anticipate that the wells will be selected in the order in which they are set forth below.  Also, the additional Marcellus Shale wells currently proposed to be drilled by the partnership as set forth below are subject to the managing general partner’s right to:

•	withdraw the wells and to substitute other wells;

•	take a lesser working interest in the wells;

•	add other wells; or

•	any combination of the foregoing.

The additional wells set forth below for the Marcellus Shale primary area represent only a portion of the wells to be drilled in  the Marcellus Shale primary area.  In this regard, the managing general partner anticipates that approximately 79% of the maximum subscription proceeds for the partnership, if received, will be expended on drilling wells to the Marcellus Shale.  See “Compensation – Drilling Contracts” in the prospectus for the total estimated weighted average cost per well in the Marcellus Shale primary area.

The managing general partner has not authorized any person to make any representations to you concerning the possible inclusion of any other wells which will be drilled by the partnership, and you should rely only on the information in this supplement and the prospectus.  The additional wells set forth below for the Marcellus Shale primary area will be assigned to the partnership unless there are circumstances which, in the managing general partner’s opinion, lessen the relative suitability of the wells.  These considerations include:

•	the amount of the subscription proceeds received by the partnership;

•	the latest geological and production data available;

•	potential title or spacing problems;

•	availability and price of drilling services, tubular goods and services;

•	approvals by federal and state departments or agencies;

•	agreements with other working interest owners in the wells;

•	farmins; and

•	continuing review of other properties which may be available.

Any substituted and/or additional wells will meet the same general criteria that the managing general partner used in selecting the additional Marcellus Shale wells set forth below, and generally will be located in areas where the managing general partner or its affiliates have previously conducted drilling operations.  You, however, will not have the opportunity to evaluate for yourself the relevant production and geological information for the substituted and/or additional wells.

The information regarding the additional Marcellus Shale wells described below is intended to help you evaluate the economic potential and risks of drilling the proposed wells.  This includes production information for wells in the same general area as the proposed well, which the managing general partner believes is an important indicator in evaluating the economic potential of any well to be drilled.  However, generally there is little or no production information from surrounding wells for the majority of the Marcellus Shale wells to be drilled by the partnership, which results in greater uncertainty to you and the other investors.  This lack of production information results primarily because the managing general partner, as operator, is proposing wells to be drilled by the partnership that are adjacent to wells it has previously drilled as operator in prior partnerships that have not yet been completed, have not yet been put on-line to sell production, or have been producing for only a short period of time so there is little or no production information available.  This risk is further increased for proposed horizontal wells, since the managing general partner has limited experience in drilling horizontal wells.  See the production data set forth below for the additional wells currently proposed to be drilled in the Marcellus Shale primary area.

Also, if the managing general partner was not the operator of a previously drilled well in Pennsylvania, then the production information is not available if the well was drilled within the last five years in Pennsylvania since the Pennsylvania Department of Environmental Resources keeps production data confidential for the first five years from the time a well starts producing.  See “Risk Factors – Risks Related to an Investment In the Partnership –  Lack of Production Information Increases Your Risk and Decreases Your Ability to Evaluate the Feasibility of the Partnership’s Drilling Program” in the prospectus.  The additional Marcellus Shale wells proposed to be drilled by the partnership for which there is no production data for other wells in the immediate area have been proposed by the managing general partner because geologic trends in the immediate area, such as sand thickness, porosities and water saturations, lead the managing general partner to believe that the proposed wells also will be productive.

When reviewing production information, if any, for each well offsetting or in the general area of a proposed well to be drilled by the partnership in the Marcellus Shale primary area, you should consider the factors set forth below.

•
The length of time that the well has been on-line, and the time period for which production information is shown.  Generally, the shorter the period for which production information is shown the less reliable the information is in predicting the ultimate recovery of reserves from a well.

•
Production from a well declines throughout the life of the well.  The rate of decline, the “decline curve,” varies based on which geological formation is producing, and may be affected by the operation of the well.  For example, the wells in north central Tennessee will have a different decline curve from the wells in the Marcellus Shale.  Also, each well in the same geological formation or reservoir will have a different rate of decline.

•
The greatest volume of production (“flush production”) from a well usually occurs in the early period of well operations and may indicate a greater reserve volume (generally, the ultimate amount of natural gas and oil recoverable from a well) than the well actually will produce.  This period of flush production can vary depending on how the well is operated and the location of the well.

•
Production information for wells located close to a proposed well tends to be more relevant than production information for wells located farther away, although performance and volume of production from wells located on contiguous prospects can be much different since the geological conditions in these areas can change in a short distance.

•	Consistency in production among wells tends to confirm the reliability and predictability of the production information.

The information set forth below is included to help you become familiar with the additional wells currently proposed in the Marcellus Shale primary area in Pennsylvania and should be read in conjunction with the information in “Appendix A – Information Regarding Currently Proposed Prospects” in the prospectus.

•	Western Pennsylvania (Marcellus Shale)

·	Additional lease information for the Marcellus Shale in Fayette, Greene, Indiana and Westmoreland Counties, Pennsylvania	5

·	Additional location and Production Maps for the Marcellus Shale in Fayette, Greene, Indiana and Westmoreland Counties, Pennsylvania showing the proposed wells and the wells in the area	7

·	Additional production data for the Marcellus Shale in Fayette, Greene, Indiana and Westmoreland Counties, Pennsylvania	16

In this regard,  DC Energy Consultants, Inc.’s geological evaluation for the partnership’s Marcellus Shale Pennsylvania primary area beginning on page 21 of Appendix A in the prospectus has not been changed, and it should be read in conjunction with the information set forth in “Risk Factors” and “Proposed Activities – Primary Areas of Operations” in the prospectus and the information set forth below for the additional Marcellus Shale wells currently proposed to be drilled.  Also, see the map of western Pennsylvania and eastern Ohio showing their counties in Appendix A in the prospectus with respect to the additional wells currently proposed to be drilled in the Marcellus Shale primary area as set forth below.

ADDITIONAL LEASE INFORMATION

FOR

THE MARCELLUS SHALE IN FAYETTE, GREENE, INDIANA AND

WESTMORELAND COUNTIES, PENNSYLVANIA

PUBLIC 18-2009(C) - VERTICAL & HORIZONTAL MARCELLUS DRILLING PROGRAM

	VERTICAL PROSPECT NAME	MAP NO.	COUNTY	TOWNSHIP	EFFECTIVE DATE	EXPIRATION DATE	LANDOWNER ROYALTY INTEREST (1)	OVERRIDING ROYALTY INTEREST	OVERRIDING ROYALTY 3rd PARTY	NET REVENUE INTEREST	WORKING INTEREST	NET ACRES	ACRES TO BE ASSIGNED TO PARTNERSHIP
1	McGrath #1	1	Indiana	W. Wheatfield	6/28/2007	12/28/2009	12.5%	0%	0%	75.0%	87.5%	155.50	20.00
2	Serro #8	2	Westmoreland	Sewickley	6/4/2007	HBP	12.5%	0%	0%	87.5%	100%	122.14	20.00
3	True #1	2	Westmoreland	Sewickley	8/31/2006	8/31/2011	12.5%	0%	0%	62.5%	75%	50.00	20.00
4	Redman #29	3	Fayette	Jefferson	8/14/2004	HBP	12.5%	0%	0%	87.5%	100%	93.47	20.00
5	Lynn #9	3	Westmoreland	Rostraver	1/3/2007	1/3/2010	12.5%	0%	0%	87.5%	100%	101.00	20.00
6	Skirpan #1	4	Fayette	Brownsville	5/30/2003	5/30/2013	12.5%	0%	0%	87.5%	100%	54.70	20.00
7	Headlee #8	5	Greene	Cumberland	10/28/1998	HBP	12.5%	0%	0%	87.5%	100%	177.00	20.00
8	Kovach #21	5	Greene	Monongahela	5/23/2007	HBP	12.5%	0%	0%	87.5%	100%	123.30	20.00
9	Game Lands #1	6	Greene	Dunkard	8/13/2008	8/13/2011	17.0%	0%	0%	83.0%	100%	2031.00	20.00
10	Game Lands #2	6	Greene	Dunkard	8/13/2008	8/13/2011	17.0%	0%	0%	83.0%	100%	2031.00	20.00
11	Headlee #11	6	Greene	Greene	6/20/2007	6/20/2010	12.5%	0%	0%	87.5%	100%	102.00	20.00
12	Consol / USX #30	6	Greene	Monongahela	9/13/2006	HBP	14.5%	0%	0%	85.5%	100%	940.00	20.00
13	Consol/USX #90	6	Greene	Monongahela	9/13/2006	HBP	14.5%	0%	0%	85.5%	100%	940.00	20.00
14	Ludrosky #3	7	Fayette	Nicholson	8/5/2007	8/5/2010	12.5%	0%	0%	87.5%	100%	47.77	20.00
15	Medved #4	7	Fayette	Springhill	10/15/2007	10/15/2010	12.5%	0%	0%	87.5%	100%	103.00	20.00

(1)	Drill site tract only; subject to change due to subsequent unitization.

ADDITIONAL LOCATION AND PRODUCTION MAPS FOR

THE MARCELLUS SHALE IN FAYETTE, GREENE, INDIANA AND

WESTMORELAND COUNTIES, PENNSYLVANIA

Indiana
Allegheny
Westmoreland
hington
Somerset
Fayette
1
2
3
4
5
6
7
N
W
E
S
5
0
5 mi
ATLAS RESOURCES PUBLIC #18-2009(C) L.P.
PROGRAM WELL SURFACE LOCATION
PROGRAM WELL BOTTOM LOCATION
PROGRAM WELLBORE PATH
Atlas Energy Resources, LLC
Atlas Resources Public # 18-2009(C) L.P.
Marcellus Shale Play
Fayette, Greene, Indiana, & Westmoreland Co's PA
Geology: MG, DB, WL, CC, KW
Drafting: RB
Date: 11/6/2008
Fayette P18C Marcellus Index Map.GMP

8

N
S
W
E
20004
20107
20032
Armagh
East Wheatfield
MCGRATH #1
INDIANA COUNTY
West Wheatfield
Seward
Bolivar
BOLIVAR
New Florence
20509
1
Atlas Energy Resources, LLC
Atlas Resources Public # 18-2009(C) L.P.
Marcellus Shale Play
Fayette, Greene, Indiana, & Westmoreland Co's PA
ATLAS RESOURCES PUBLIC #18-2009(C) L.P.
PROGRAM WELL SURFACE LOCATION
PROGRAM WELL BOTTOM LOCATION
PROGRAM WELLBORE PATH
1 inch = 6000 feet
3000
0
3000
6000
9000 ft

9

Irwin
sailles
Adamsburg
South Versailles
SERRO #8
27991
Arona
HERMINE
lizabeth
TRUE #1
Sewickley
27488
27089
26958
27241
Madison
27200
27431
27507
27316
Sutersville
27169
27501
27506
WESTMORELAND C
2
27983
26870
27497
27509
26883
26882
Atlas Energy Resources, LLC
Atlas Resources Public # 18-2009(C) L.P.
Marcellus Shale Play
Fayette, Greene, Indiana, & Westmoreland Co's PA
Geology: MG, DB, WL, CC, KW
Drafting: RB
Date: 11/6/2009
Fayette P18C Marcellus Map #2.GMP
ATLAS RESOURCES PUBLIC #18-2009(C) L.P.
PROGRAM WELL SURFACE LOCATION
PROGRAM WELL BOTTOM LOCATION
PROGRAM WELLBORE PATH
1 inch = 6000 feet
3000
0
3000
6000
9000 ft
N
W
E
S

10

Rostraver
Smithton
Monessen
Charleroi
LYNN #9
Charleroi
BELLE VERNON
WESTMORELAND COUNTY
North Belle Vernon
Belle Vernon
Speers
23983
23976
23977
23975
23985
23452
23573
23980
Twilight
Dunlevy
Washington
WASHINGTON COUNTY
Long Branch
Fayette City
FAYETTE COUNTY
23984
Allenport
24194
PERRYOPOLIS
Perryopolis
Perry
REDMAN #29
Stockdale
24231
Elco
Roscoe
Newell
22245
3
OAL CENTER
Atlas Energy Resources, LLC
Atlas Resources Public # 18-2009(C) L.P.
Marcellus Shale Play
Fayette, Greene, Indiana, & Westmoreland Co's PA
Geology: MG, DB, WL, CC,KW
Drafting: RB
Date: 11/6/2009
Fayette P18C Marcellus Map #3.GMP
ATLAS RESOURCES PUBLIC #18-2009(C) L.P.
PROGRAM WELL SURFACE LOCATION
PROGRAM WELL BOTTOM LOCATION
PROGRAM WELLBORE PATH
1 inch = 6000 feet
3000
0
3000
6000
9000 ft
N
W
E
S

11

Jefferson
West Brownsville
Centerville
BROWNSVILLE
Brownsville
SKIRPAN UNIT #1
40
24155
24154
24206
23990
24152
24187
FAYETTE COUNTY
Redstone
Luzerne
REPUBLIC
24227
23926
FAYETTE COUNTY
4
N
W
E
S
Atlas Energy Resources, LLC
Atlas Resources Public # 18-2009(C) L.P.
Marcellus Shale Play
Fayette, Greene, Indiana, & Westmoreland Co's PA
Geology: MG, DB, WL, CC,KW
Drafting: RB
Date: 11/6/2009
Fayette P18C Marcellus Map #4.GMP
ATLAS RESOURCES PUBLIC #18-2009(C) L.P.
PROGRAM WELL SURFACE LOCATION
PROGRAM WELL BOTTOM LOCATION
PROGRAM WELLBORE PATH
1 inch = 6000 feet
3000
0
3000
6000
9000 ft

12

Rices Landing
Carmichaels
Cumberland
German
Masontown
GREENE COUNTY
HEADLEE UNIT #8
KOVACH #21

5

1 inch = 6000 feet

3000 0 3000 6000 9000 ft

ATLAS RESOURCES PUBLIC #18-2009(C) L.P.

- PROGRAM WELL SURFACE LOCATION
- PROGRAM WELL BOTTOM LOCATION
- PROGRAM WELLBORE PATH

Atlas Energy Resources, LLC

Atlas Resources Public # 18-2009(C) L.P.

Marcellus Shale Play

Fayette, Greene, Indiana, & Westmoreland Co's PA

Geology: MG, DB, WL, CC, KW	Drafting: RB
Date: 11/6/2009	Fayette P18C Marcellus Map #5.GMP

13

79
24442
24468
24476
24612
25209
CONSOL / USX #90
CONSOL / USX #30
24743
24718
Greene
Monongahela
HEADLEE #11
GREENE COUNTY
24229
GAME LANDS #1
GAME LANDS #2
Dunkard
Perry
6
Atlas Energy Resources, LLC
Atlas Resources Public #18-2009(C) L.P.
Marcellus Shale Play
Fayette, Greene, Indiana, & Westmoreland Co's PA
Geology: MG, DB, WL, CC,KW
Drafting: RB
Date: 11/6/2009
FayetteP18C Marcellus Map #6.GMP
ATLAS RESOURCES PUBLIC #18-2009(C) L.P.
PROGRAM WELL SURFACE LOCATION
PROGRAM WELL BOTTOM LOCATION
PROGRAM WELLBORE PATH
1 inch = 6000 feet
3000
0
3000
6000
9000 ft

14

FAYETTE COUNTY
LUDROSKY #3
Nicholson
20153
Fairchance
FAIRCHANCE
Georges
Smithfield
SMITHFIELD
24209
23607
24210
Greensboro
20717
20737
20733
23464
24208
23451
20708
Springhill
24052
20852
90006
90007
90008
20523
MEDVED #4
Point Marion
POINT MARION
7
N
S
W
E
1 inch = 6000 feet
3000
0
3000
6000
9000 ft
ATLAS RESOURCES PUBLIC #18-2009(C) L.P.
PROGRAM WELL SURFACE LOCATION
PROGRAM WELL BOTTOM LOCATION
PROGRAM WELLBORE PATH
Atlas Energy Resources, LLC
Atlas Resources Public # 18-2009(C) L.P.
Marcellus Shale Play
Fayette, Greene, Indiana, & Westmoreland Co's PA
Geology: MG, DB, WL, CC, KW
Drafting: RB
Date: 1/16/2009
Fayette P18C Marcellus Map #7.GMP

15

ADDITIONAL PRODUCTION DATA

FOR

THE MARCELLUS SHALE IN FAYETTE, GREENE, INDIANA AND

WESTMORELAND COUNTIES, PENNSYLVANIA

PUBLIC 18-2009(C) - MARCELLUS VERTICAL PRODUCTION TABLE

						DATE	TOTAL	MONTHS	TOTAL CUM PROD	OCTOBER, 2009
	MAP NO	COUNTY	PERMIT NO	OPERATOR	WELL NAME	COMPLETED	DEPTH	ON LINE	THRU 10/31/09	PRODUCTION
							LOGGERS		(MCF)
1	1	Indiana	20032	Columbian Carbon	Hutchinson # 1	06/04/57	8388	N/A	N/A	N/A
2	2	Westmoreland	26958	Atlas Resources, Inc.	Huber # 13	08/17/07	8097	26	130021	2829
3	2	Westmoreland	27089	Atlas Resources, Inc.	Baughman # 1	01/11/08	8203	20	209316	5251
4	2	Westmoreland	27241	Atlas Resources, Inc.	Angelcyk # 7	06/11/08	8125	16	84488	3258
5	2	Westmoreland	27488	Atlas Resources, Inc.	Angelcyk # 10	07/15/08	8278	14	58936	2979
6	2	Westmoreland	27991	Atlas Resources, Inc.	Shuglie # 4	N/A	8506	0	0	0
7	3	Fayette	23977	Atlas Resources, Inc.	Brazzon # 15	07/18/08	8315	14	55999	2233
8	3	Fayette	23983	Atlas Resources, Inc.	Brazzon # 7	05/04/09	8362	4	19376	2798
9	3	Fayette	23984	Atlas Resources, Inc.	Olexa # 8	11/08/08	8390	11	154298	9318
10	3	Fayette	24189	Atlas Resources, Inc.	Burnside # 8	11/02/09	8422	0	0	0
11	3	Fayette	24194	Atlas Resources, Inc.	Olexa # 9	07/28/09	8462	1	28061	28061
12	3	Fayette	24231	Atlas Resources, Inc.	Redman # 30	08/19/09	8105	1	8161	8161
13	4	Fayette	24187	Atlas Resources, Inc.	Congelio # 5	07/09/09	8620	2	92552	44855
14	5	Greene	24036	Atlas Resources, Inc.	Headlee # 6	03/12/07	8148	32	78678	1448
15	5	Greene	24338	Atlas Resources, Inc.	Biddle # 12	12/07/07	8414	22	81932	3090
16	5	Greene	24353	Atlas Resources, Inc.	Biddle # 14	04/11/08	8398	17	45665	1451
17	5	Greene	24424	Atlas Resources, Inc.	Burchianti 6	5/9/2008	8268	16	359596	5461
18	5	Greene	24577	Atlas Resources, Inc.	Boord 7	3/27/2008	8300	16	61092	2226
19	5	Greene	24606	Atlas Resources, Inc.	Burchianti 24	4/22/2008	8487	16	42034	1813
20	5	Greene	24905	Atlas Resources, Inc.	Kerr # 9	02/12/09	8480	7	70066	6528
21	6	Greene	24612	Atlas Resources, Inc.	Burchianti # 33	06/17/08	856	16	159307	4738
22	6	Greene	24718	Eastern American Energy	Vecchio # 1	01/12/09	8130	N/A	N/A	N/A
23	7	Fayette	20153	Drioc Acquistion	Glebis # 1	03/10/75	8700	N/A	N/A	N/A
24	7	Fayette	24216	Atlas Resources, Inc.	Yasenosky # 4	09/03/09	8200	1	0	0